Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Iconix Brand Group Inc.
New York, New York

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting a part of this Registration Statement of our reports dated March 18, 2006, relating to the consolidated financial statements, the effectiveness of Iconix Brand Group, Inc.’s internal control over financial reporting, and schedule of Iconix Brand Group, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
BDO Seidman, LLP New York, New York
August 16, 2006